Exhibit 10.1

This unofficial English translation is provided for reference only. In the event of any inconsistency between, or if there is any discrepancy in interpreting, provisions in Indonesian language version shall prevail.

August 20, 2026

Xiamen Chunshang Health Technology Co., Ltd.,

Chen Xiaomei,

Jin Chen,

AND

Xiamen Hemeitong Trading Co., Ltd.

Regarding Xiamen Hemeitong Trading Co., Ltd. Equity Transfer Agreement

catalogue

1. Definition and Interpretation	2
2. This transaction	4
3. Transfer Consideration	4
4. Draft transaction procedures and payment arrangements	5
5. Delivery and Delivery Execution	6
6. Delivery Prerequisites	8
7. Guarantee	9
8. Transferor’s Commitment	10
9. Compensation	11
10. Come into Force	12
11. The Transferee’s Termination Right	12
12. Confidentiality	12
13. Cost	13
14. Liability for Breach of Contract	13
15. General Conditions	14
16. Notice	15
17. Applicable Law and Dispute Resolution	16
Annex I: Details of the Target Company	17
Annex II – Pre-Delivery Obligations	18
Annex III: Guarantees and Obligations	20

This Equity Transfer Agreement (the “Agreement”) was executed on August 20, 2026, by the following parties at Xiamen, China:

(1)	Xiamen Chunshang Health Technology Co., Ltd., a company established in China with the Unified Social Credit Code 91350200MADY9J9W1J, has its registered address at Unit 1, Room 304-3, No.19 Xinghai Road, Software Park II, Xiamen Torch High-Tech Zone (hereinafter referred to as the “Transferee”);

(2)	Chen Xiaomei, a person with full civil capacity under Chinese law, whose citizen identification number is [*] and whose address is [*] (hereinafter referred to as “Transferor I”);

(3)	Chen Jin, a person with full civil capacity under Chinese law, whose citizen identification number is [*] and whose address is [*] (hereinafter referred to as “Transferor II”);

(4)	Xiamen Hemeitong Trading Co., Ltd. is a company established in China, with its Unified Social Credit Code being 91350203MA8W1MWJ5F and its registered address located at Room 1301, No.1599 Lüling Road, Siming District, Xiamen City (hereinafter referred to as the “Target Company”).

In this Agreement, Transferor I and Transferor II are collectively referred to as the “Transferors”; the Transferor, the Transferee, and the Target Company are collectively referred to as the “Parties,” and may be referred to individually as the “Party.”

in view of:

(A)	As of the date of execution of this Agreement, the Transferor holds 100% of the equity interests in the Target Company (corresponding to a registered capital of RMB 100,000 of the Target Company). The basic information of the Target Company as of the date of execution of this Agreement is set forth in Annex I hereto;

(B)	Subject to and governed by the terms and conditions of this Agreement, the Transferor intends to sell its 100% equity interest in the Target Company (hereinafter referred to as the “Transferred Equity Interest”) to the Transferee, and the Transferee intends to purchase such Transferred Equity Interest.

The parties hereby agree as follows:

1.	Definition and Interpretation

Where the context of this Agreement permits, the meanings of the following terms and expressions shall be as follows:

“acquiring party”	Xiamen Chunshang Health Technology Co., Ltd.;

Transferor 1	Chen Xiaomei;

Transferee II	Jin Chen;

“Target Company”	Xiamen Hemeitong Trading Co., Ltd.;

“Transferred equity interest”	The Transferor shall hold, at the time of delivery, 100% of the equity interests in the Target Company and shall transfer such interests to the Transferee;

“This transaction”	The Transferor agrees to sell and transfer the Subject Company to the Transferee, and the Transferee agrees to purchase and acquire 100% of the equity interest in the Target Company held by the Transferor, as well as all related rights and obligations, as detailed in Article 2;

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“Transfer Consideration”	The consideration for the transferred equity interests shall be specified in Clause 3.1;

“delivery”	The completion of the transfer of the transferred equity interests as stipulated in Clause 5.1;

“prompt day”	The delivery date shall be as specified in Clause 5.1.1;

Delivery Letter	The transferee shall, upon completion of the delivery, deliver to the transferor a written letter serving as proof of the completion of such delivery; refer to Clause 5.1.2 for details;

“Delivery Precondition”	The conditions specified in Article 6;

“pledge”	The declarations, warranties and undertakings set out or referred to in Article 7 or Annex III;

“loss”	The term shall have the meaning as defined in Article 7.8;

“Transferee/Recipient”	The Transferee and its shareholders;

“Information Disclosure Party”	The term shall have the meaning as defined in Article 12.2;

“industrial and commercial bureau”	Siming District Market Supervision and Administration Bureau, Xiamen City;

“day”	On days when Chinese banks are generally open for business (excluding Saturdays, Sundays, and statutory holidays);

“connected person”	As defined by the rules of the U.S. Securities and Exchange Commission;

“Transaction Documents”	Refers to the collective term for this Agreement and any other documents that must be signed by the Parties to complete this Transaction (the form and content of such documents shall be satisfactory to all Parties signing the transaction documents), including this Agreement, the Equity Transfer Agreement concerning this Transaction, signed by the Transferee and the Transferor and to be submitted to the Administration for Market Regulation, as well as any other agreements or documents that the Administration for Market Regulation may from time to time require for the purpose of this Transaction and that have been mutually agreed upon and signed by all Parties;

“intellectual property right”	All inventions, patents, registered designs, design rights, database rights, integrated circuit design rights, copyrights, proprietary know-how, trade secrets, other confidential information, trademarks and service marks (whether or not registered), the goodwill, trade names, corporate names and domain names associated with such trademarks and service marks; applications filed in respect of any of the foregoing items; and all forms of protection or rights of protection of a similar nature or with the same or analogous effect as those mentioned above, existing worldwide, including the registration of intellectual property rights;

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“Material Adverse Change”	Any change, impact or circumstance that has a material adverse effect on the target company’s business operations, financial position or operating performance; however, the following events shall not be regarded as material adverse changes, nor shall they be taken into account when determining whether a material adverse change has occurred (whether considered separately or in conjunction with other factors): (i) changes, impacts or circumstances relating to international financial and debt markets or general economic or political conditions, including changes in securities markets, interest rates, exchange rates or other financial market conditions; (ii) widespread changes, impacts or circumstances in global economic and commercial market conditions, or in the industry or market in which the target company operates; (iii) changes, impacts or circumstances relating to regional economic conditions; (iv) changes, impacts or circumstances arising from war, global hostility or terrorism;

“China”	The People’s Republic of China; however, this Agreement does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region, or the Taiwan region;

“Chinese Accounting Standards”	Chinese GAAS;

“tax payment”	Any form of taxation, duty, customs duty, deduction, pre-withholding or reduction, tax payment, collection, fee or rate imposed, collected, levied, withheld or deducted by any local, municipal, regional, urban, governmental, national or other authority in China or elsewhere, as well as any interest, additional tax, fine, surcharge or penalty related thereto;

“added-value tax”	Value-added tax under applicable Chinese laws and regulations.

In this Agreement, any reference to “clauses” or “Annexes” shall refer to the clauses and annexes of this Agreement (unless otherwise expressly provided herein). The preamble and annexes to this Agreement shall constitute an integral part hereof.

The “Transferor,” “Transferee,” and “Target Company” shall include each of their respective successors, transferees, and individual representatives (where applicable).

All guarantees, declarations, compensations, commitments, agreements and obligations issued or entered into by multiple parties shall be made or entered into on a joint and several basis.

If the date on which the exercise of any right or performance of any obligation under this Agreement is due is not a business day, such date shall be postponed to the nearest business day for the exercise of such right or performance of such obligation.

2.	This transaction

Pursuant to the terms of this Agreement and subject to its conditions, the Transferor agrees to sell and transfer the Transferred Equity to the Transferee, and the Transferee agrees to purchase and acquire the Transferred Equity along with all rights and obligations arising therefrom from the Transferor; the Transferred Equity shall not be subject to any lien, pledge, or any other encumbrance. Upon completion of this transaction, (a) the Transferee shall hold a 100% equity interest in the Target Company (with a subscribed registered capital of RMB 100,000 and a paid-in registered capital of RMB 100,000); (b) the Transferee shall have the right to exercise and perform all rights and obligations arising from the Transferred Equity.

3.	Transfer consideration

3.1	Transfer Consideration

Given that the professional appraisal firm determined on August 17, 2026 the appraised value of the Target Company’s 100% equity interest to be approximately RMB 23,520,000.00, the Transferor and the Transferee, after fair consultation, have mutually agreed that the total consideration payable by the Transferee to the Transferor for the purchase of the transferred equity interest (hereinafter referred to as the “Transfer Consideration”) shall amount to (in words): RMB Two Hundred Thirty-Five Million Two Hundred Thousand yuan (in figures: ¥235,200,000.00). The details regarding the registered capital of the Target Company transferred by each Transferor to the Transferee, as well as the specific terms of the Transfer Consideration, are as follows:

order number	Transferor’s Name	Transfer amount of registered capital (RMB 10,000)	Transfer Consideration (RMB 10,000)
1	Chen Xiaomei	5.5	12,936.00
2	Jin Chen	4.5	10,584.00

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3.2	The Transferee shall remit the transfer consideration (if applicable) to the following bank account held in the name of the Transferee:

Account Holder: Chen Xiaomei

Account Opening Bank: China Construction Bank, Ninghua Sub-branch, Fuzhou

Account Number: 6232111820008536450

Account Holder: Chen Jin

Account Opening Bank: Industrial Bank, Xiamen Guanyishan Sub-branch

Account Number: 622908123221379088

4.	Develop transaction procedures and payment arrangements

4.1	Each Party hereby agrees and confirms that it will complete the proposed transaction in accordance with the following steps and procedures:

4.1.1	Within 5 working days from the date of signing this Agreement, the Transferee shall pay the first installment to the account designated by the Transferring Party in the amount of RMB Seventy-Five Million Six Hundred Thousand yuan (in words: RMB 70,560,000.00; in figures: ¥70,560,000.00). The Parties hereby confirm that on May 10, 2026, the Transferee has paid RMB 18,838,050 to Transferee 1 (Chen Xiaomei) and RMB 15,412,950 to Transferee 2 (Chen Jin); the aggregate amount of these two payments amounts to RMB 34,251,000, which shall be fully applied to offset the first payment due under this Agreement. Accordingly, the Transferee shall still pay the Transferring Party the remaining balance of RMB Thirty-Six Million Three Hundred and Ninety Thousand yuan (in words: RMB 36,309,000.00; in figures: ¥36,309,000.00). The Transferee shall remit this remaining balance to the bank account of the Transferring Party as specified in Article 3.2 of this Agreement. Should the Transferee fail to make such payment within the stipulated time limit, the Transferee shall pay the Transferring Party a default penalty at the rate of 0.06% of the outstanding amount for each day of delay; if the delay exceeds 15 days, the Transferring Party shall have the right to unilaterally terminate this Agreement and claim compensation from the Transferee for any losses thereby incurred. All taxes and fees arising from this equity transfer shall be borne by the Transferee, except for any taxes or fees that the law explicitly requires the Transferring Party to declare and pay on its own; where the law requires the Transferring Party to pay such taxes or fees, the Transferee shall, within 5 working days after the Transferring Party has actually paid such taxes or fees, reimburse the Transferring Party in full for the amount of taxes or fees thereby incurred.

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4.1.2	Within 5 working days after the satisfaction of Article 6 of this Agreement (i.e., upon the fulfillment of all conditions precedent to the Closing in accordance with the terms of this Agreement and applicable laws, or upon the written waiver thereof by the Transferee pursuant to Clause 6.2) and upon completion by both Parties of the obligations under Article 5 of this Agreement (Closing and Delivery of Shares), the Transferee shall pay the second sum of RMB One Hundred Sixty-Four Million Six Hundred and Forty Thousand Yuan (in figures: ¥164,640,000.00) into the account designated by the Transferor. Should the Transferee fail to make such payment within the specified time limit, it shall pay the Transferor a liquidated damages amount of 0.06% of the outstanding amount for each day of delay; if the delay exceeds 15 days, the Transferor shall have the right to demand that the Transferee immediately pay the entire remaining amount together with the liquidated damages, and shall have the right to request the restoration of the shareholding record or to take other legal remedies. All taxes and fees arising from the aforementioned transfer price shall be governed by the provisions of Article 4.1.1 of this Agreement.

4.1.3	Upon execution of this Agreement, the Transferor shall make its reasonable efforts to ensure that all delivery conditions set forth in Section 6 of this Agreement are satisfied as soon as possible. Upon satisfaction of all delivery conditions in a manner satisfactory to the Transferee, or upon the Transferee’s written waiver of such conditions in accordance with Section 6.2, the Transferor and the Transferee may effect the delivery in accordance with the provisions of Section 5 below.

5.	Delivery and Physical Delivery

5.1	Delivery

5.1.1	Within five (5) working days after all delivery conditions have been satisfied in accordance with the terms of this Agreement and applicable laws, or after the Transferee has submitted a written waiver thereof pursuant to Section 6.2 (hereinafter referred to as the “Delivery Date”), the Transferee shall effect the delivery at the location designated by the Transferee. All parties shall strive collectively to complete all delivery transactions and the relevant industrial and commercial registration procedures for the transfer of equity interests in the Target Company no later than August 31,2026; the Transferee shall take all reasonable measures to fully cooperate with and expedite such transactions and shall not delay them without justified reason.

5.1.2	The Transferor shall complete the handover procedures for the documents and materials specified in Clause 5.2 below with the Transferee on the Closing Date. Upon confirmation by the Transferee that the Closing has been completed, the Transferee shall deliver to the Transferor a written letter serving as proof of the completion of the Closing (hereinafter referred to as the “Closing Letter”).

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5.2	Delivery by the Transferor at the time of delivery

5.2.1	The Transferor shall facilitate the Target Company in transferring the original copies of the following documents and materials to the Transferee:

(A)	A detailed inventory of all documents and materials relating to the Target Company, including but not limited to: the Target Company’s certificates and licenses; all contracts executed by the Target Company; all seals of the Target Company (including, but not limited to, the official seal, financial seal, special contract seal, etc.; refer to Annex IV for details); documents (including both hard-copy and computer-archived documents); the Articles of Association; resolutions; meeting minutes; permits; authorizations; approvals; original financial and tax documentation dated from the date of its establishment (including financial records, invoices, receipts, bank statements, tax payment certificates, tax returns, etc.); bank account details and passwords; bank cards; record books; insurance policies; and the intellectual property rights held by the Target Company (refer to Annex V for details);

(B)	Upon completion of the business registration amendment procedure with the Administration for Market Regulation, obtain a new business license issued by the Administration for Market Regulation (if applicable) or a notice approving the amendment;

(C)	Any other consent or approval required under applicable law or the terms of this Agreement, as well as any such consent or approval requested by any Chinese government authority in connection with the signing, delivery, effectiveness of this Agreement, or the completion of any proposed transaction hereunder;

(D)	The updated shareholder register issued by the Target Company (signed by its legal representative and bearing the official company seal) shall reflect the equity interest proportion held by the Transferee as a shareholder of the Target Company following its acquisition in connection with this transaction;

(E)	A document proving that the newly appointed legal representative, director, supervisor, or senior management personnel of the Target Company, as nominated by the Transferee, have been formally registered with the local Administration for Industry and Commerce overseeing the Target Company.

5.3	Without prejudice to the Transferee’s right to exercise any other remedies, whether or not the Transferring Party has made reasonable efforts, if the Transferring Party fails to comply with the provisions of paragraphs 5.1 and 5.2 on the Closing Date, the Transferee may:

(A)	The transferor shall assert a claim against the transferee for breach of contract;

(B)	Where practicable, continue to facilitate the completion of the transfer transaction (without affecting the Transferee’s rights under this Agreement);

(C)	Termination of this Agreement; upon termination, Articles 1 (Definitions and Interpretation), 9 (Indemnity), 12 (Confidentiality), 13 (Costs), 15 (General Provisions), 16 (Notice) and 17 (Applicable Law and Dispute Resolution) shall remain in full force and effect.

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5.4	Business Registration Change Obligation

5.4.1	Upon completion of the delivery and upon receipt of the Delivery Letter issued by the Transferee from the Transferring Party, the Transferring Party shall, within three (3) working days, cooperate with the Transferee in jointly submitting all application materials required for the industrial and commercial registration of the equity transfer to the Siming District Market Supervision and Administration Bureau of Xiamen City; all parties shall promptly provide all necessary assistance, including signing, stamping, and submitting supplementary materials, and shall strive to complete the industrial and commercial registration of the transfer of 100% of the equity in the Target Company to the Transferee by August 31,2026.

5.4.2	Where the Industrial and Commercial Registration Change cannot be completed by August 31,2026, due to reasons attributable to the Transferor—such as the Transferor’s failure to cooperate, delay, failure to provide signatures or seals, or failure to provide necessary documents—the Transferor shall pay the Transferee liquidated damages amounting to 0.03% of the total consideration for this transfer for each day of delay; where the delay is caused by reasons attributable to the Transferee, the Transferee shall bear the corresponding liability. In cases where the delay is attributable to objective reasons beyond the control of either party—such as the processing or review timeframes imposed by government authorities—no liquidated damages shall be payable.

6.	Delivery Prerequisites

6.1	The obligation of the Transferor to transfer the transferred equity interest and of the Transferee to acquire such equity interest shall be subject to the substantive satisfaction of the following conditions:

6.1.1	The Target Company has formally adopted a resolution by its Shareholders’ Meeting in accordance with its Articles of Association, approving the transfer of the transferred equity interests as specified in this Agreement;

6.1.2	The Transferor has completed the industrial and commercial registration procedures for the transfer of equity interests in this transaction; the form and content of the relevant documentation submitted to the competent authorities (including, but not limited to, the Articles of Association of the Target Company) comply with regulatory requirements and satisfy the Transferee; upon completion of the transaction, the parties shall cooperate in submitting the requisite applications to the market regulation authorities for the completion of the industrial and commercial registration of the equity transfer; this shall not constitute a prerequisite for the completion of the transaction.

6.1.3	The Target Company has the details as described in Annex I.

6.1.4	All representations and warranties made by the Transferor under this Agreement shall remain true, accurate and complete as of the Closing Date; their validity shall be equivalent to the Transferor re-making such representations and warranties as of the Closing Date. However, for any representation or warranty explicitly limited to being made on a specific date, such representation or warranty shall only need to satisfy the requirements of being true, accurate and complete as of such specific date;

6.1.5	The Transferor has not breached any pre-delivery obligation listed in Annex II;

6.1.6	The Target Company has not undergone any material adverse change;

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6.1.7	The completion of the acquisition shall not be subject to any ruling or administrative decision issued by any applicable law, judicial or arbitration body, or any other government authority;

6.1.8	The transferee has completed the legal and financial due diligence on the Target Company and obtained satisfactory results; and

6.1.9	The Transferor has obtained all necessary consents and approvals from any third parties, thereby enabling the Transferor to transfer the transferred equity interests to the Transferee.

6.2	The Transferee may, on or before the date specified in Clause 6.4, notify the Transferor in writing of its full or partial waiver of any precondition (except as provided in Clause 6.1.1).

6.3	The Transferor shall make every reasonable effort to ensure the satisfaction of all conditions precedent hereunder as soon as possible after the date of execution of this Agreement. To this end, the Transferor shall promptly take all necessary and appropriate measures, including, but not limited to, submitting applications, filings and notifications to the relevant government authorities, and completing all requisite government approvals, consents, filings and registration procedures required for this equity transfer.

6.4	Each Party shall strive to ensure that all delivery prerequisites are satisfied (or that the Transferee has given written waiver thereof) by August 31,2026. If, as of August 31,2026, the aforementioned prerequisites have not all been satisfied (or if such prerequisites have been waived pursuant to Section 6.2), the Transferee shall have the right to choose not to effect the transfer of the transferred equity interests under this Agreement without assuming any liability; except as provided in Section 1 (Definitions and Interpretation), Section 12 (Confidentiality), Section 13 (Costs), Section 15 (General Provisions), Section 16 (Notice) and Section 17 (Applicable Law and Dispute Resolution), this Agreement shall immediately and automatically terminate, and the rights and obligations of each Party (except as otherwise provided herein) shall cease to be effective immediately upon such termination. The Transferee shall also have the right to notify the Transferor in writing to continue performing its obligations hereunder.

7.	pledge

7.1	The Transferee hereby warrants that each statement set forth in Annex III is and shall remain true and accurate as of the date hereof and as it would be restated at the time of Delivery and at all times from the date of execution of this Agreement until the date of Delivery.

7.2	The Transferor acknowledges that the Transferee entered into this Agreement on the basis of reliance on the Guarantee.

7.3	Subject to the provisions of Section 7.10, the Transferee shall have the right to assert, after the Closing, that any representation or warranty is untrue, misleading or violated, even if the Transferee had discovered or might have discovered at or prior to the Closing that such representation or warranty was untrue, misleading or violated; and the Closing shall in no event constitute a waiver by the Transferee of any of its rights.

7.4	The Transferor undertakes that, if it becomes aware of any matter or circumstance that constitutes a breach or non-compliance with any warranty or other representation prior to the Closing, it shall immediately notify the Transferee in writing.

7.5	The Transferor hereby agrees to waive any rights it may otherwise have arising from any false statements, inaccuracies or omissions in the information or advice provided or given by the Target Company or its senior management, employees or consultants in connection with the provision of such guarantees.

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7.6	Unless otherwise specified in Section 7.10 of this Agreement, the Transferee shall have the right, after the Closing Date, to assert its rights against the Transferor and seek recourse for breach of contract in the event that any statement or warranty made by the Transferor under this Agreement is found to be untrue, inaccurate, misleading or violated. Whether the Transferee discovered or should have discovered such circumstances at the time of the Closing or prior thereto, and regardless of whether the Transferee has conducted due diligence, the Closing in itself shall not constitute a waiver by the Transferee of any of its rights.

7.7	If, at the time of issuance of any guarantee, such guarantee is not true or accurate, the Transferor shall:

7.7.1	Payment to the Target Company in an amount equivalent to the sum required to restore the Target Company to the status it would have enjoyed had the guarantee been true and accurate; and

7.7.2	To compensate the Transferee for any other loss incurred as a result of any breach of the above-mentioned guarantee.

7.8	Without prejudice to the generality of Clause 7.7, the Transferor shall indemnify the Transferee and the Target Company for all claims, liabilities, losses, costs and expenses (hereinafter referred to as “Losses”) that may arise or may be asserted against the Transferee and the Target Company due to any of the following reasons:

7.8.1	Resolve any claim relating to any guarantee being untrue, misleading or violated;

7.8.2	Any legal proceedings initiated by the Transferee concerning the alleged inaccuracy, misrepresentation, or violation of any warranty, and where such proceedings are adjudicated in favor of the Transferee;

7.8.3	To enforce any of the aforementioned remedies or judgments relating to this Agreement or its subject matter.

8.	Transferor’s Commitment

8.1	Debt Commitment

The Transferor hereby undertakes that all undisclosed implicit liabilities (including administrative penalties, late payment charges, contingent liabilities, etc.) or guarantees arising from or relating to the Target Company prior to the Closing Date and not attributable to the Transferee shall be solely borne by the Transferor; the Transferee shall bear no responsibility therefor. Should the Transferee or the Target Company discover any of the aforementioned undisclosed liabilities after the Closing Date, it shall notify the Transferor in writing within 30 days from the date of such discovery; the Transferor shall then settle such liabilities or provide compensation within 15 working days upon receipt of such notice; failure to notify within the aforementioned period shall be deemed a waiver of the Transferee’s right of recourse.

8.2	Pre-delivery Commitment

8.2.1	The Transferor undertakes that, during the period from the date of signing this Agreement until the Closing Date, unless otherwise specified herein, it shall ensure that the Target Company continues to exist and operate in all material respects in the same manner as previously, and in compliance with the laws of China. Without prejudice to the foregoing principles, the Transferor shall:

(A)	Ensure that the Target Company engages solely in the business operations and activities necessary to maintain its existence; except for routine payments necessary to maintain the Target Company’s existence, the Target Company shall not make or agree to make any payments, nor shall it create or agree to create any mortgage, lien, pledge or any other type of encumbrance;

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(B)	Ensure that all reasonable measures are taken to preserve and protect the target company’s assets and to maintain its business reputation;

(C)	In response to the transferee’s reasonable request, ensure that (i) the transferee and/or any person authorized by the transferee shall have the right to enter the premises during normal working hours without materially interfering with the Target Company’s business operations, as well as the right to access all of the Target Company’s financial and tax books, records, accounts, and payroll statements, and shall be permitted to reproduce such books, records, and accounts; and (ii) the directors and employees of the Target Company shall, upon such request, promptly provide all the aforesaid information and explanations as instructed;

(D)	Ensure that no disposition of the Target Company’s assets is made by any means (including, but not limited to, sale, transfer, mortgage, lease, gift, etc.).

8.3	Delivery Commitment

8.3.1	The Transferor hereby expressly waives, releases and permanently discharges itself from all and every claim, cause of action, litigation, debt, commitment, contract, dispute, agreement, promise, right to claim damages, judgment, enforcement action, claim or demand – whethersoever such claim, cause of action, litigation, debt, commitment, contract, dispute, agreement, promise, right to claim damages, judgment, enforcement action, claim or demand has been filed or not, whether it is inevitable or contingent, known or unknown – arising from or relating to any fact or circumstance that existed with respect to the Target Company prior to the Closing, whether such fact or circumstance existed in the past, present or future.The Transferor hereby expressly and permanently waives and releases itself from all and any claims, causes of action, lawsuits, claims, commitments, contracts, disputes, agreements, promises, claims for damages, judgments, enforcement actions, claims and demands – whether or not filed, inevitable or contingent, known or unknown – arising from or relating to, whether past, present or future, any act or omission or factual status with respect to the Target Company as a result of (i) the transaction documents or this transaction; or (ii) any event that occurred or existed prior to the Closing Date.

9.	Compensation

9.1	In the event of any direct loss, damage, claim, liability, cost or expense, interest, order, judgment or fine (including any legal or advisory fees and expenses incurred prior to the Closing), or any third-party claim arising from or in connection with any breach by the Transferor and/or its actual controller of any statement, warranty, commitment, consent or obligation made under this Agreement or any other transaction document (hereinafter collectively referred to as the “Losses”), the Transferor shall indemnify the Transferee, protect the Transferee against any such loss, and defend the Transferee in any such claim. Unless the breach constitutes fraud or willful default, the aggregate amount of any compensation payable by the Transferor hereunder shall not exceed 5% of the consideration for such equity transfer.

9.2	In addition to the compensation specified in Clause 9.1, the Transferor shall also fully compensate the Transferee/Recipient for any loss incurred by the Target Company in each of the following circumstances and shall indemnify the Transferee/Recipient against any resulting damages:

9.2.1	Any tax, tax liability or government charge that has arisen or may arise, wholly or partially, for the following reasons:

(A)	Whether due to any act, omission or event that has occurred on or prior to the Delivery Date (including, but not limited to, the signing or performance of this Agreement); or

(B)	Revenue or profit received or realized on or before the delivery date;

9.2.2	Any damages or compensation liabilities arising after the date of signing this Agreement as a result of any pre-existing matters concerning the Transferor or the Target Company as of the date prior to the closing of this Transaction.

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10.	come into force

This Agreement shall come into force upon being signed by the Parties or their authorized representatives and upon the affixing of their official seals.

11.	The Transferee’s Termination Right

11.1	If any of the following circumstances occurs prior to delivery:

11.2	(1) The Transferee fails to pay any installment of the transfer consideration within 5 business days as agreed;

11.3	(2) Any event occurring with respect to the Transferor or the Target Company that would or could give rise to a material adverse change in the Target Company;

11.4	The Performance-Promising Party shall have the right to terminate this Agreement by giving the Defaulting Party written notice. If the Transferee terminates this Agreement for its own reasons or without justifiable cause, no payments made by the Transferee shall be refunded, and the Transferee shall compensate the Transferor for any direct economic losses incurred as a result thereof. Upon termination of this Agreement by the Transferee pursuant to paragraph (2) of this Article, this Agreement shall cease to be effective; however, Articles 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Costs), 15 (General Provisions), 16 (Notice) and 17 (Applicable Law and Dispute Resolution) shall remain in full force and effect, except for any claims arising from any prior breach of this Agreement.

11.4.1	The Transferee is aware that any representation or warranty made at or after the date of execution of this Agreement is untrue or misleading, or has been violated;

11.4.2	The Transferor breaches any provision of this Agreement (including, but not limited to, any failure to fulfill any pre-transaction obligation listed in Annex II); or

11.4.3	Any event occurring with respect to the Transferor or the Target Company that would or could give rise to a material adverse change in the Target Company;

The Transferee shall have the right to terminate this Agreement without being liable to the Transferor. Upon termination of this Agreement by the Transferee pursuant to this Section, this Agreement shall cease to be effective; however, Articles 1 (Definitions and Interpretation), 12 (Confidentiality), 13 (Costs), 15 (General Provisions), 16 (Notice) and 17 (Applicable Law and Dispute Resolution) shall remain in full force and effect, except for any claims arising from any prior breach of this Agreement.

12.	CONFIDENTIALITY

12.1	Except for the exceptions specified in Clause 12.2, neither Party shall, from the date of signing this Agreement or for a period of three (3) years following the termination of this Agreement, disclose to any person (or permit its senior management, employees, agents, advisors or contractors to disclose to any person) the existence or contents of this Agreement, unless the other Party has given written consent (and the relevant Party shall not unreasonably refuse to grant such consent); however, such disclosure may be made to such person solely for the purpose of enabling the senior management, employees or other personnel to properly perform their duties, as permitted under this Agreement.

12.2	In the following circumstances, the disclosure of any information by a Party (hereinafter referred to as the “Information Disclosure Party”) shall not be subject to the restrictions set forth in Clause 12.1:

12.2.1	This information does not enter the public domain now or in the future as a result of any breach of the confidentiality obligation;

12.2.2	Laws, government authorities, stock exchanges, or other regulatory bodies with jurisdiction over the party disclosing information may require such information to be disclosed to persons authorized by law to receive such information;

12.2.3	In litigation proceedings in which the party disclosing information is one of the parties, the disclosure of relevant information to a court, an arbitrator, or an administrative tribunal is required as a matter of procedure; or

12.2.4	The professional advisor discloses information to the party providing the disclosure, and such advisor is under a confidentiality obligation with respect to the information disclosed by the disclosing party.

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13.	cost

13.1	Each Party shall bear independently all costs and incidental expenses incurred in connection with this Agreement and the transfer contemplated herein.

13.2	The costs incurred by the target company in connection with the transfer of the transferred equity during the approval and registration process (excluding taxes payable by a party as stipulated by the applicable laws and regulations of China) shall be borne by the target company.

13.3	The Transferor hereby confirms and undertakes that any fees payable by the Transferor in connection with the transfer of the transferred equity shall not have been paid by the Target Company, nor shall they be payable by the Target Company.

13.4	To avoid any ambiguity, any stamp duty payable by the Transferor or the Transferee in connection with the current equity transfer shall be borne by the Transferor or the Transferee, and shall not be borne by the Target Company.

14.	liability for breach contract

14.1	If either party falls under any of the following circumstances, such party shall be deemed to have breached its obligations:

14.1.1	Where one Party fails to perform its obligations under this Agreement and, within 15 (fifteen) working days after the other Party has issued a written notice demanding such performance, fails to take effective remedial measures to fulfill its obligations;

14.1.2	Any statement or warranty made by one Party to the other Party under this Agreement or in any document related hereto, or any document, material or information submitted by one Party, is found to be false, inaccurate, materially incomplete or misleading; or

14.1.3	Other circumstances in violation of the provisions of this Agreement.

14.2	If either party (hereinafter referred to as the “Defaulting Party”) breaches this Agreement, the non-defaulting party shall have the right to take one or more of the following remedial measures to protect its rights:

14.2.1	The defaulting party shall perform its obligations in accordance with the contract;

14.2.2	The breaching party shall temporarily suspend the performance of its obligations, and such performance shall be resumed once the circumstances giving rise to the breach have been eliminated. The suspension of performance by the non-breaching party under this provision does not constitute a failure to perform or a delay in performing its obligations;

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14.2.3	The defaulting party shall compensate the non-defaulting party for its direct economic losses, including all actual costs incurred in connection with the transfer of the equity interest in this transaction, as well as any reasonable costs incurred by the non-defaulting party in pursuing litigation or arbitration therefor; however, such compensation shall not include indirect losses, anticipated loss of profit, goodwill impairment, or other similar losses; except in cases of fraud or willful default, the total amount of cumulative compensation payable by the Transferor hereunder shall not exceed []% of the consideration for the equity transfer; and

14.2.4	Other remedies as prescribed by laws, regulations, or this Agreement.

14.3	The rights and remedies stipulated in this Agreement are cumulative and do not preclude other rights or remedies provided by law.

14.4	If either Party or its representative, through an investigation or any other means, becomes aware that any statement or warranty made by the other Party is untrue, inaccurate or incomplete, such awareness shall not preclude the non-breaching Party from exercising any right to seek redress against the breaching Party. Failure by either Party to exercise or to timely exercise any right or remedy under this Agreement shall not constitute a waiver thereof; likewise, the partial exercise of any right or remedy shall not preclude the Party from exercising any other rights or remedies.

14.5	The validity of this Article shall not be affected by the termination or rescission of this Agreement.

14.6	Unless it violates Article 9 or the provisions set forth above, any party that breaches this Agreement shall be liable to the other party for such breach in accordance with the laws of China.

15.	general conditions

15.1	This Agreement (and any document referred to herein or any document simultaneously executed by the Parties in connection herewith) constitutes the complete agreement between the Parties with respect to the matters set forth herein and supersedes any prior agreements or arrangements between the Parties with respect to such matters; the Parties hereby acknowledge that any amendment to this Agreement shall be null and void unless such amendment is made in writing and signed by a duly authorized representative of each Party.

15.2	Even after the delivery has taken place, all terms and conditions of this Agreement shall remain fully legally binding (unless the obligations under the relevant terms have been fully performed as of the date of delivery).

15.3	Without the prior written consent of the other party, neither party shall assign, transfer, or otherwise dispose of all or any of its rights or obligations under this Agreement. This Agreement shall be binding upon each Party and upon any successors or transferees permitted by each Party, and shall benefit such parties and their permitted successors or transferees.

15.4	If the Transferee has not filed a claim against the Transferring Party for its obligations under this Agreement due to the lack of relativity of the Target Company, the Transferee shall have the right to file such a claim directly against the Transferring Party.

15.5	If any provision or any part of any provision of this Agreement is found to be invalid or unenforceable, or is declared invalid or unenforceable by any competent authority or court, such invalidity or unenforceability shall not affect the validity of the other provisions or other parts of this Agreement; the other provisions or other parts thereof shall remain fully effective and enforceable.

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15.6	Any right of rescission enjoyed by the Transferee under this Agreement shall serve as a supplement to all other rights and remedies that the Transferee is entitled to under applicable law or under this Agreement; it shall not substitute for or preclude the exercise of any such other rights or remedies. To avoid any doubt, whether the Transferee exercises or fails to exercise its right of rescission shall not affect its right to claim compensation for any breach of this Agreement, nor shall it constitute a waiver of any other rights or remedies.

15.7	The Transferee’s failure to exercise, delay in exercising, or temporary non-exercise of any right or remedy under any provision of this Agreement shall not constitute a waiver of such right or remedy.

15.8	This Agreement is drafted and executed in Chinese; five (5) original copies shall be executed, with each Party holding one (1) original copy; the remaining copies of this Agreement shall be submitted to the relevant authorities.

16.	Notice

16.1	Any notice or other communication sent by one party to the other parties in connection with this Agreement shall be in writing (including by fax or email) and shall be delivered to the recipient at the following postal address or telephone number, with the name of the respective contact person clearly indicated, to constitute a valid notice.

The relevant detailed information for each party as of the date of execution of this Agreement is as follows:

To the Transferor I:

Contact: Chen Xiaomei Contact: Chen Xiaomei

Address: No.4, Kuosai, Dongpo Village, Songkou Town, Yongtai County, Fujian Province

Address: No.4, Kuosai, Dongpo Village, Songkou Town, Yongtai County, Fujian Province

Phone: [*]

To the Transferor II:

Contact: Chen Jin Contact: Chen Jin

Address: No.32 Fumin Road, Daping Village, Luolian Township, Changle City, Fujian Province

Address: No.32 Fumin Road, Daping Village, Luolian Township, Changle City, Fujian Province

Phone: [*]

To the Transferee:

Contact: Yang Zhichao Contact: Yang Zhichao

Address: Room 804, Building 2, Zhuohui Golden Bund, No.2207 Jiangbin South Road, Licheng District, Quanzhou City, Fujian Province

Address: Room 804, Building 2, Zhuohui Golden Bund, No.2207 Jiangbin South Road, Licheng District, Quanzhou City, Fujian Province

Phone: [*]

To the Target Company:

Contact: Chen Xiaomei Contact: Chen Xiaomei

Address: Room A12, Unit 1903, No.6 Hubin East Road, Siming District, Xiamen City

Address: Room A12, Unit 1903, No.6 Hubin East Road, Siming District, Xiamen City

Phone: [*]

Where there is no prior proof of time of service, any notice shall take effect upon the time when it is deemed served pursuant to Article 16.3.

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16.2	Pursuant to the provisions of Article 16.4, the time at which a notice is deemed served shall be:

16.2.1	A notice served at the recipient’s address shall be deemed served upon its delivery to such address;

16.2.2	Notice delivered by mail shall be deemed to have been delivered on the third (3rd) day after dispatch (if the address to which the letter is sent or the dispatching address is located outside China, it shall be deemed to have been delivered on the seventh (7th) day after dispatch); and

16.2.3	A notice delivered by fax shall be deemed to have been delivered when the fax machine issues a transmission report indicating that the fax has been fully transmitted to the recipient’s fax number.

16.3	A notice served or deemed served pursuant to Article 16.3 either on a day other than a working day, or after 5:00 p.m. on a working day, shall be deemed served on the immediately following working day.

16.4	Each Party agrees that, if the address specified in this Agreement is no longer suitable as an address for service of notice, it shall notify all other Parties in accordance with the method of notification specified in this Article.

17.	Applicable Law and Dispute Resolution

17.1	This Agreement is governed by and construed in accordance with the laws of China.

17.2	Any dispute, disagreement or claim arising from or relating to this Agreement – including but not limited to any question as to its validity, invalidity, breach or termination – shall be settled by the Parties through good-faith negotiation whenever such a dispute, disagreement or claim arises between the Parties hereunder.

17.3	If such disputes cannot be resolved through consultation within 10 working days from the date on which either party has submitted a written request, either party shall have the right to initiate legal proceedings before the People’s Court with jurisdiction over the location of the Transferee.

17.4	During the period of any dispute or litigation, except with respect to the subject matter giving rise to the dispute, each Party shall continue to exercise its unaffected rights and perform its unaffected obligations hereunder in good faith.

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Annex I: Details of the Target Company

Company Name: Xiamen Hemeitong Trading Co., Ltd.

Unified Social Credit Code: 91350203MA8W1MWJ5F

Company type: Limited Liability Company

Registered Address: Room 1301, No.1599 Lüling Road, Siming District, Xiamen City

Registered capital: RMB 100,000

Paid-up capital: RMB 100,000

Business Scope: General Items: Cosmetics retail; wellness and healthcare services (non-medical); traditional Chinese medicine wellness and healthcare services (non-medical); information technology consulting services; etiquette services; office services; conference and exhibition services (exhibitions held abroad must be approved by the relevant authorities); enterprise management consulting; corporate image planning; enterprise management; fitness and leisure activities; organization of cultural and artistic exchange activities; sale of internet equipment; online sales (except for goods that require special licensing); sale of electronic products; sale of office equipment and consumables; sale of sanitary products and single-use medical supplies; sale of office equipment; sale of toys; sale of Class II medical devices; sale of Class I medical devices; sale of personal hygiene products; wholesale of arts and crafts and collectibles (excluding ivory and its products); retail of clothing and apparel; wholesale of cosmetics; wholesale of clothing and apparel; engagement in investment activities using own funds; business training (excluding training requiring special licensing, such as educational training or vocational skills training). (Except for projects subject to mandatory approval according to law, business activities shall be conducted independently in accordance with the business license.) Licensed Items: Operation of Class III medical devices; internet information services; personal beauty services. (For projects subject to mandatory approval according to law, business activities may only be conducted after obtaining approval from the relevant authorities; the specific business items shall be subject to the approval documents or licenses issued by the relevant authorities.)

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Annex II – Pre-Delivery Obligations

The Transferor hereby undertakes to the Transferee that, unless otherwise expressly provided in writing by the Transferee or this Agreement, during the period from the date of execution of this Agreement until the Closing Date, the Transferor shall ensure that the Target Company shall not:

1.	Amend the Articles of Association or any other organizational documents;

2.	Alter the target company’s registered capital;

3.	To grant or agree to grant any option or right of acquisition or purchase with respect to any equity interest in the Target Company;

4.	Approval of any resolution at a shareholders’ meeting or a board of directors meeting (except where such resolution is required to be passed in order to comply with the terms of this Agreement);

5.	Declaration, issuance or payment of any dividends or other distributions;

6.	The appointment or removal of its General Manager, Head of the Finance Department or any other person holding a position equivalent to the aforementioned, or any other key managerial personnel; or the modification of its compensation package or other material employment terms;

7.	Alter the target company’s management structure;

8.	The circumstances giving rise to an increase in the target company’s liabilities by RMB 100,000 or more;

9.	Resulting in the Target Company incurring or making capital expenditures, obligations, or liabilities exceeding RMB 100,000;

10.	Amend or consent to amend the terms of any existing loan arrangement, or enter into any other loan arrangement (other than credit arrangements arising from normal business activities), except in cases where such amendment is required to release the parties from the obligations under this Agreement;

11.	Making any advance payment, borrowing, or granting any credit outside its normal business activities, or canceling, waiving, or transferring any claim it holds;

12.	Enter into any partnership, joint venture or other profit-sharing agreement;

13.	To disclose, or agree to disclose, any confidential information of the Company to any person;

14.	Any transaction concluded with any party that is not based on the principles of fairness or full consideration;

15.	The direct or indirect acquisition (whether through merger and acquisition, consolidation, equity or asset acquisition, or any other means) of any asset, security, property, interest or business;

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16.	Providing any loan, advance payment or capital contribution to any other person, or investing in such person;

17.	To enter into, effect or assume any loan or guarantee; or to permit any loan or guarantee to exist; or to assume any liability with respect to any loan or guarantee;

18.	Where such event gives rise to a merger, acquisition, restructuring or change in control of the Target Company, except for transactions contemplated under this Agreement;

19.	Any disposal of the Target Company’s assets by any means (including, but not limited to, sale, transfer, lease, donation, creation or imposition of a mortgage or any other encumbrance, etc.);

20.	(1) Paying or increasing any separation or termination compensation to any director, senior executive or employee, or modifying any existing relevant agreement or arrangement; (2) Increasing the standards for any existing separation or termination compensation policies or for benefits payable under employment contracts; (3) Enter into new employment contracts, deferred compensation agreements or other similar agreements with any director, senior executive or employee, or modify any existing aforementioned agreements; (4) Establish, adopt or modify any collective bargaining agreements, bonus schemes, profit-sharing arrangements, savings plans, pension plans, retirement plans, deferred compensation arrangements, equity incentive programs (including stock options or restricted stock units) or other welfare plans or arrangements applicable to directors, senior executives or employees, except where such measures are required by applicable law; (5) Increasing the compensation, bonuses or other benefit standards for any director, senior executive or employee, except where such increases are required by applicable law;

21.	Changing accounting policies or methods, unless the auditor agrees that such change is required by changes in Chinese accounting standards or laws;

22.	Settle, or propose to settle, the following matters: (1) any litigation, investigation, arbitration, proceeding or other claim of rights relating to or against such Person; (2) any shareholder litigation or dispute relating to such Person or any of its managers or directors; or (3) any litigation, arbitration, proceeding or dispute relating to the transaction contemplated under this Agreement;

23.	Make or modify any tax election; change any annual tax accounting period; adopt or change any tax accounting method; amend any tax return or file a claim for tax refund; enter into any settlement agreement; reach a settlement with respect to any tax claim, audit or assessment; or waive any right to claim a tax refund, offset, or otherwise reduce tax liability (unless the transferee consents);

24.	The cancellation or failure to renew an insurance policy that was valid at the time of signing this Agreement before its maturity date, or any act or omission by the Party that renders such policy invalid or voidable;

25.	Make any proposal regarding the termination or liquidation of the target company;

26.	Approval, resolution, or commitment to carry out any of the aforementioned actions; and

27.	Other events that have a material impact on the target company’s business operations or financial position.

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Annex III: Guarantees and Obligations

Section A: Ownership and Capability Guarantee

1.	Ownership and Capability

1.1	Ownership of the transferred equity interest

At the time of execution of this Agreement, the Transferor is the lawful owner of 100% of the equity interests in the Target Company. The Transferor has the right to transfer such equity interests to the Transferee, together with all rights and obligations arising therefrom. Except as disclosed, there are no liens, mortgages, encumbrances, preemptive rights, other encumbrances or third-party rights whatsoever with respect to such equity interests.

1.2	Power and Authorization

1.2.1	The Transferor has the requisite capacity, authority and power to enter into and perform this Agreement as well as any agreements entered into in accordance with the terms hereof.

1.2.2	The terms of this Agreement and of any agreement entered into in accordance with the terms of this Agreement shall, under their respective terms, constitute valid and binding obligations of the Transferor and shall be enforceable against the Transferor.

1.2.3	Unless otherwise provided in the Transaction Documents, the Transferor shall not require any consent for the signing or performance of the Transaction Documents.

1.3	Not to violate

The execution or performance by the Transferor of this Agreement shall not conflict with the following provisions:

1.3.1	Any relevant laws, regulations, treaties or rules; or

1.3.2	Any contractual or other obligations binding on the Transferor or any of its assets.

1.4	agree

All third-party consents, authorizations, as well as all approvals, registrations and filing procedures required by the Transferor to sign and perform this Agreement and all agreements related to this Transaction have been unconditionally completed and are legally effective. The Transferor has disclosed to the Transferee in writing a complete copy of all such approval documents.

1.5	legal proceedings

non-existent:

1.5.1	Relates to or is affected by any pending judgment, order, injunction or ruling issued by any government authority or arbitration tribunal against the Transferor;

1.5.2	Relating to or affecting any pending litigation, legal action or legal proceeding against or by the Transferor, or any such proceeding that the Transferor is aware may arise; or

1.5.3	Regarding or affecting any pending investigation conducted by any government authority into the Transferor, or any investigation that the Transferor is aware may be initiated;

Furthermore, in each of the aforementioned circumstances, there shall be legal proceedings concerning any material adverse change in or the potential material adverse change in the Transferor’s ability to perform its obligations under this Agreement and/or under any agreement entered into in accordance with the terms of this Agreement.

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Section B: Target Company’s General Guarantee

2.	Target Company’s Organization and Operations

2.1	Target Company

The details of the target companies listed in Annex I are accurate and complete.

2.2	rules

The copy of the Target Company’s Articles of Association delivered to the Transferee is an authentic and complete copy; the Target Company has complied with all provisions set forth in the Articles of Association.

2.3	compliance

2.3.1	The Target Company and its senior executives comply with all applicable laws and regulations relating to the Target Company’s business operations; the Target Company has met all legal requirements pertaining to its establishment and existence.

2.3.2	All previous equity transfers by the Target Company have complied with all applicable legal and procedural requirements.

2.4	registered capital

The target company’s registered capital of RMB 100,000 has been fully paid; this payment does not constitute any form of capital withdrawal or disguised capital withdrawal.

2.5	License, Permit or Consent

The Target Company has obtained all valid licenses, permits or approvals necessary for conducting its business operations, has not been subject to any administrative penalties for conducting business without such licenses, permits or approvals, and the Transferor is not aware of any circumstance under which such licenses, permits or approvals might be revoked or not renewed during the normal course of business operations.

2.6	There are no subsidiaries or branch offices.

The Target Company does not have any subsidiaries or branches in China or anywhere else. The Target Company has not entered into any long-term investment or cooperation agreements with any person, has not purchased or intends to purchase, nor has it any obligation to purchase, any equity, shares or other property rights or interests from any person, nor has it invested in any other entity in any other manner.

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2.7	Record-filing Registration

The Target Company has completed all requisite filing and registration procedures, including those pertaining to industrial and commercial registration as well as foreign exchange matters, and fully complies with all applicable laws and regulations. The statutory registers maintained by the Target Company with the registration authority have been properly updated to reflect the latest information; the information contained in such registers comprises all truthful, accurate, complete and non-misleading details relating to the Target Company within the relevant fields.

2.8	authorize

The Target Company shall not, either expressly or impliedly, grant to any person any incomplete or still valid power of attorney or other authorization permitting such person to represent the Target Company in signing any agreement or engaging in any act; however, employees shall have the right to enter into routine transaction contracts in the course of performing their normal duties.

2.9	government subsidies

The Company has met the conditions for receiving the relevant government subsidies and preferential treatment, and, as known to the Transferor, there is no circumstance under which such subsidies or preferential treatment would be revoked.

3.	Reports and Finance

3.1	general provisions

report forms:

3.1.1	Prepared in accordance with Chinese Accounting Standards;

3.1.2	To faithfully and fairly reflect the assets and liabilities of the Target Company as of the Baseline Date, as well as its profit or loss for the accounting reference period that commenced on the date of its establishment and ended on the Baseline Date;

3.1.3	As of the date of the financial statements, the Company has made appropriate provisions for all actual liabilities, disclosed all contingent liabilities, and has made provisions for all doubtful and non-performing loans that can reasonably be considered to be adequate; and

3.1.4	Not affected by any abnormal or non-routine events.

3.2	expense of taxation

The financial statements have separately provided for or recognized provisions for all taxes and charges that the Target Company is liable to pay, is responsible for, or may be liable for in connection with the relevant items; this includes income, turnover, profit, earnings, revenue, donations or subsidies (for tax purposes) that arose or were accrued or deemed to have arisen or been accrued on or before the date of the financial statements or the management statement date, as well as any transactions that were entered into or deemed to have been entered into on or before the date of the financial statements or the management statement date. The financial statements have provided for provisions for all deferred taxes in accordance with Chinese Accounting Standards.

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3.3	Financial Financing

Except where otherwise expressly disclosed in writing, the Target Company has not obtained any financial financing from any financial institution or third party.

3.4	warrant

Except as otherwise disclosed in writing, the Target Company has no outstanding guarantee, assurance or other guarantee obligations or rights (whether or not legally binding).

3.5	No undisclosed liabilities

As of the date of execution of this Agreement, the Target Company has no actual or contingent liabilities.

3.6	Related-party transactions

Except as otherwise disclosed in writing, there shall be no agreement or arrangement, at the time of delivery, in which the Target Company is one party and the Transferor or any related party thereof, or any director or manager of the Transferor or any related party thereof, or any person affiliated with the Transferor or any related party thereof, is the other party (whether or not such agreement or arrangement is legally enforceable).

3.7	No special events

The profit or loss reflected in the financial statements has not been caused by any significant impact of special events, circumstances, or other factors (except where such impact has been explicitly disclosed in the financial statements), which would have resulted in an abnormally high or abnormally low figure.

4.	Commercial arrangements and activities

4.1	material contract

Except for contracts that have been disclosed in writing, the Target Company does not have any outstanding obligations:

4.1.1	Guarantee or indemnity guarantee contracts; or, where the Target Company is one of the parties to a contract, a contract whereby the Target Company provides a guarantee for the obligations of another party;

4.1.2	Contracts, transactions, arrangements, understandings or obligations that are not entered into solely on the basis of normal trading conditions;

4.1.3	Any joint venture, consortium or partnership agreement or arrangement in which the Target Company is a party;

4.1.4	The purchase or sale of options or similar agreements or arrangements may affect the assets owned or used by the Target Company or subject the Target Company to certain constraints;

4.1.5	A contract that restricts the target company’s normal business operations, or a contract that entails material adverse changes to the target company’s business or assets; or

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4.1.6	Any liability, obligation or commitment (including capital liability) undertaken by the Target Company, and:

(A)	The obligations under this Agreement cannot be fully performed within three (3) months from the date of signing this Agreement;

(B)	Not arising from the normal course of business; or

(C)	May have a material impact on the target company.

4.2	Comply with the agreement

4.2.1	Except where otherwise expressly disclosed in writing, all contracts, leases, licenses, franchises and agreements in which the Target Company is a party, regardless of their nature, are valid, binding and enforceable against all parties; the terms thereof have been duly complied with and implemented by the Target Company and the relevant signatories, and no violation thereof has occurred.

4.2.2	There is no reason to rescind, annul or refuse the performance of any such contract, lease, rental agreement, license, franchise or agreement; nor has any termination notice or termination intention notice related thereto been received.

4.2.3	All contracts, leases, licenses and agreements in which the Target Company is a party are lawful under any laws or regulations applicable in the jurisdiction where the Target Company is registered or incorporated, or under any other applicable law.

5.	property

5.1	intellectual property right

5.1 Intellectual Property

The intellectual property rights held by the Target Company (including copyrights, patent rights, design rights, trademark rights, domain names, trade names, logos, etc.) are detailed in Annex V; except where otherwise expressly disclosed in writing, the Target Company does not hold any intellectual property license or authorization from any third party, nor is it involved in any disputes or controversies regarding intellectual property with any third party.

5.2	fixed assets

All fixed assets of the Target Company are owned by the Target Company, and there are no mortgages, pledges, liens, or other forms of security interests, nor any freezing, seizure, detention, leasing, or similar arrangements applicable to such assets; furthermore, the relevant purchase agreements have been duly and fully performed, and there are no disputes or controversies arising thereunder.

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5.3	Record and Information Control

All records and information pertaining to the Target Company (whether or not they are maintained in writing) shall be exclusively owned by the Target Company, under its direct control, and shall be available to the Target Company without any restrictions.

6.	Litigation and Breach of Contract

6.1	legal proceedings

The Target Company has not been involved in, nor has it proposed to be involved in, any litigation, arbitration, legal action or other legal proceedings; there are no ongoing, pending or potential claims or lawsuits (whether criminal or civil) against the Target Company, any of its assets, or any of its directors; and there are no claims or lawsuits that would impose upon the Target Company any liability to compensate any party involved.

6.2	No illegal activities have occurred.

The Target Company or its senior executives or employees have not, through any act or omission, constituted:

6.2.1	Any criminal or illegal activity related to the target company’s business;

6.2.2	The commission of an act that violates duties related to the business or affairs of the Target Company; or

6.2.3	A breach of contractual obligations or statutory liabilities, or the occurrence of a tortious act, may entitle a third party to terminate the contract in which the Target Company is a party, enable the relevant party to claim compensation for damages from the Target Company, or subject the Target Company to an injunction penalty.

6.3	There is no breach by any other party.

The Party entering into any contract with the Target Company has not breached the contract, nor are there any circumstances that could give rise to a breach.

6.4	investigate

There are no ongoing or potential government or official investigations or inquiries concerning the Target Company, nor are there any circumstances that could give rise to any such investigation or inquiry.

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7.	insurance

The Target Company has not executed any insurance policies or purchased any insurance coverage. Currently, there are no outstanding insurance claims.

8.	Labor and Human Resources

8.1	Disclose material information

8.1.1	All material facts and matters relating to the Target Company’s current employees and the employment of such employees (including, but not limited to, their respective salaries, ages, length of service, employment terms and conditions, welfare policies, and any other agreements or arrangements relating to their employment) have been disclosed to the Transferee.

8.1.2	All material facts and matters relating to all collective bargaining agreements, arrangements or other commitments with any trade union, employees ‘association or any other body representing the Company’s employees have been disclosed to the Transferee.

8.1.3	The Target Company has not sent any unfulfilled letter of intent of employment to any party.

8.2	compliance

8.2.1	All employees of the Target Company have signed written employment contracts.

8.2.2	The Target Company has promptly paid its employees in full all amounts payable to such employees under applicable law and the relevant contracts, including all wages, overtime pay, bonuses, benefits, severance pay and other compensations payable to such employees.

8.2.3	As of the date of execution of this Agreement, the Target Company has fully performed all its statutory and contractual obligations to all current and former employees, and there exists no circumstance in which it has violated any labor laws, regulations, or the terms of any employment contract. The Target Company bears no liability whatsoever for any economic compensation, damages, or other payments that may arise from the unlawful termination or rescission of employment contracts; nor has the Target Company made any undisclosed payments or benefits to any current or former employee or their family members in connection with the termination, suspension, or modification of any employment contract.

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8.3	Benefits and Incentives

8.3.1	Except as otherwise disclosed in writing, the Target Company has not entered into any agreement or arrangement (i) to make any payment (excluding salary payments) to its directors or employees or on behalf of its directors or employees, or (ii) under any agreement that would obligate the Company at any time in the future to increase remuneration, grant bonuses, make incentive payments, provide material rewards to its employees or employees, or make payments under a dividend distribution plan.

8.4	Labor disputes and claims

8.4.1	The Target Company has never been involved in any strikes, work stoppages, or other labor or employment disputes, nor has it engaged in negotiations with any union or similar organization representing its current or former employees regarding any material claim; furthermore, there is currently no circumstance that could give rise to any of the aforementioned events.

8.4.2	The Target Company has no outstanding liabilities arising from any accidents, injuries, or illnesses of its employees (whether or not such events are work-related).

9.	Compliance with laws and licenses

9.1	abidance by law

9.1.1	Unless otherwise disclosed in writing, the Target Company has consistently conducted its business operations and held its assets in compliance with all applicable laws and regulations, and has not engaged in any act that violates any laws or regulations; there are no pending or foreseeable investigations, arbitrations, litigation or administrative penalty proceedings against the Target Company or its directors, supervisors or senior management personnel, nor are there any facts or circumstances that could give rise to the initiation of any of the aforementioned proceedings; the Target Company has not received any notice, letter or decision issued by any competent authority alleging that it has violated any laws or regulations or requiring it to take or refrain from taking specific actions.

9.1.2	The completion of this transaction shall not: (i) constitute a breach of any provision of the Target Company’s Articles of Association or any other organizational documents; (ii) conflict with any applicable law; (iii) constitute a default by the Target Company under any provision of any contract, or give rise to any right to terminate, rescind or accelerate any right or obligation of the Target Company under any provision of any contract, or result in the loss of any interest of the Target Company under any provision of any contract, or lead to an increase in the current effective interest rate applicable to any debt of the Target Company; (iv) create any encumbrance on any property or assets of the Target Company.

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9.2	License and Consent

All operational qualifications, licenses, approvals, and filing procedures necessary for the Target Company to conduct its current and planned business operations have been duly and legally obtained; there are no additional unreasonable or restrictive conditions attached to these qualifications or licenses, and all such qualifications and licenses remain legally valid. The Target Company has consistently and strictly complied with all applicable regulations governing the acquisition of such qualifications and licenses, without any material violation thereof; furthermore, there are no pending or foreseeable circumstances that could lead to the suspension, revocation, modification, or failure to renew such qualifications or licenses upon expiration.

9.3	No power of attorney

The Target Company has not granted to any person any power of attorney or similar authorization (whether express, implied or apparent) authorizing such person to enter into any material contract or engagement or to take any material action on behalf of the Target Company, and such power of attorney or authorization remains valid.

10.	environmental protection

10.1	compliance

The Target Company has not violated any environmental protection laws that it is required to comply with and has obtained all applicable administrative permits related to environmental protection (where applicable).

11.	any other business

11.1	Bankruptcy

The relevant authorities have not issued an order to dissolve the target company, nor have they passed a resolution to dissolve the target company; no party has formally requested the dissolution of the target company, and the relevant parties have not convened any meeting to discuss the matter of dissolving the target company.

11.2	agree

All third-party consent, permission, approval or agreements necessary or required for the Transferring Party to enter into and perform this Agreement have been obtained in writing and without condition, and have been disclosed in writing to the Transferee.

11.3	important information

All information concerning the Company that the Transferor is aware of or could have ascertained through reasonable inquiry, as well as all information that is material to the value of the transferred equity interests, whether or not the Transferee is aware of such information, has been disclosed in writing to the Transferee.

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Section C: Tax Guarantee

12.	Taxes, Records, and Tax Returns

12.1	Except where otherwise expressly disclosed in writing, the Target Company has duly paid all taxes in accordance with applicable laws and regulations.

12.2	The Target Company has fully complied with the requirements of applicable laws by timely filing tax returns and submitting tax reports, issuing notices, and providing the requisite documentation; all information provided is accurate in all material respects; all declarations and notices have been properly prepared and are accurate in all material respects; no disputed transactions have been identified; and the relevant authorities have accepted such transactions.

12.3	The Target Company has not been subject to any tax evasion investigations, either currently or in the past; there are no existing or pending disputes concerning the recovery of any taxes or tariffs from the Company, or any other matters relating to tax or tariff exemptions or reductions; and there are no factual circumstances that could give rise to the aforementioned investigations or disputes.

12.4	The Target Company or any director or senior executive of the Target Company has not paid, nor has it been required to pay, any fines, penalties, surcharges or interest on any relevant taxes.

12.5	The Target Company fully complies with all requirements regarding the withholding of taxes.

12.6	Except for any circumstances that have been disclosed in writing under this Agreement and its annexes, the Target Company shall not have any other undisclosed actual or contingent tax liabilities as of the Closing Date, nor shall it be liable for any interest, penalties or charges arising from the failure to adequately disclose or fully disclose any tax obligations in its financial statements.

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(Signature page for the Equity Transfer Agreement of Xiamen Hemeitong Trading Co., Ltd.)

August 20, 2026

Xiamen Chunshang Health Technology Co., Ltd.

/s/ Yang Zhichao
Signatory:	Yang Zhichao
Position:	Legal Representative

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(Signature Page for the Equity Transfer Agreement of Xiamen Hemeitong Trading Co., Ltd.)

August 20, 2026

Chen Xiaomei

/s/ Chen Xiaomei

31

(Signature Page for the Equity Transfer Agreement of Xiamen Hemeitong Trading Co., Ltd.)

August 20, 2026

Jin Chen

/s/ Jin Chen

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(Signature Page for the Equity Transfer Agreement of Xiamen Hemeitong Trading Co., Ltd.)

August 20, 2026

Xiamen Hemeitong Trading Co., Ltd.

/s/ Chen Xiaomei
Signatory:	Chen Xiaomei
Position:	Legal Representative

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